Exhibit 99.1

Basin Water, Inc. Reports Year End 2007 Results; Twelve-Month Revenues Increase 10% to $18.8 Million

RANCHO CUCAMONGA, Calif., March 17, 2008 — Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the twelve months and quarter ended December 31, 2007.

For the year ended 2007, revenues increased by 10% to $18.8 million compared to $17.1 million for the year 2006. For the year, system sales revenues were $13.5 million, compared to $13.9 million in the same twelve-month period in 2006. Operating contract revenues of $5.3 million increased by 66% on a year over year basis.

The increase in operating contract revenues was due primarily to increases in the number of water treatment systems that came on line during the year 2007 compared to the prior year and due to additional contract revenues generated by the purchase of Mobile Process Technology Co. (MPT) on September 14, 2007. As described below, the Company’s selling efforts were significantly scaled back during the first half of 2007 as a result of the transitional efforts taken during the year to restructure the Company’s sales organization and build other specific internal business processes. This resulted in system sales revenues for the year being 3% less than in the prior year.

The Company reported a gross loss of $6.1 million on revenues for 2007 compared to a gross loss of $3.0 million in 2006. This increased loss included a reserve taken for future contract losses identified on older, legacy contracts of $3.6 million, net of $1.4 million of charges against this reserve for actual losses during 2007. For the year, operating contracts incurred a gross loss of $2.3 million, prior to applying any charges against the contract loss reserve; this compared to a $1.0 million gross loss in the prior year. The increased loss was due primarily to certain legacy contracts booked in prior periods that became operational in 2007 that included, among other things, poor pricing and inadequate contract terms.

The gross loss on system sales revenues was $0.3 million, however, the Company earned gross profit of $2.3 million, or 20% of revenue on standard system sales, which was more than offset by losses incurred primarily on one of the Company’s larger treatment system projects.

Selling, general and administrative expenses of $13.7 million increased $6.9 million over the prior year, primarily reflecting the overall growth in the organization and business structure of the Company. These increased expenses included $2.6 million in compensation and benefits expenses including approximately $0.8 million in SG&A expense as a result of the September 2007 acquisition of MPT.

Other increases in selling, general and administrative expenses include increased legal and professional fees of $1.3 million, increases in stock-based compensation expense and restricted stock expense of $0.9 million, increased public company related costs of $0.9 million and approximately $1.2 million in other expense, including outside selling and marketing, travel and entertainment and other SG&A expenses.

Other income of $5.1 million primarily reflects interest income of $2.7 million earned on the Company’s cash balance and a gain on sale to an affiliate of $2.5 million recorded in the fourth quarter of 2007. This gain was as a result of the assignment of the Company’s right to purchase certain water assets to Empire Water Corporation. As we announced in the fourth quarter 2007, Empire Water raised equity in order to purchase these water rights from Basin. Basin received 6 million shares of stock, or approximately 32% ownership in Empire Water.

Quarter information

For the fourth quarter of 2007, revenues of $5.4 million were approximately 50% higher than our revenues for the fourth quarter of 2006. For the fourth quarter of 2007, system sales revenues were $3.6 million, compared to $2.7 million in the same three-month period in 2006. Operating contract revenues of $1.8 million increased by 97% on a year over year basis because the number of systems permitted and placed in service with customers was higher in the fourth quarter 2007 than the same period in 2006.

Gross profit for the fourth quarter of 2007 was $0.9 million, or 17% of revenues, compared to a gross loss of $5.8 million in the fourth quarter of 2006, which included a reserve for future contract losses of $3.7 million and a charge of $0.8 million on certain projects.

Gross profit on standard system sales for the fourth quarter 2007 was $1.2 million, or 34% of revenues. This was offset somewhat by negative gross margin from large system sales of $0.2 million and negative gross margin of $0.1 million we incurred on our contract revenues, net of $0.7 million of charges against the reserve for contract losses during the fourth quarter of 2007.

Selling, general and administrative expenses for the fourth quarter 2007 of $5.2 million, which included $0.8 million from the acquisition of MPT in September 2007, increased 90% compared to the fourth quarter of 2006. The increase primarily reflects the overall growth in the organization and business structure, including an increase in the number of employees, increased costs relating to additional public company costs and an increase in stock-based compensation expense under FAS 123(R) due to additional stock option grants for new hires and to our officers and directors.

Other income of $3.0 million in the fourth quarter of 2007 primarily reflects interest income of $0.6 million earned on the Company’s cash balances and a gain on sale to Empire Water of $2.5 million recorded in the fourth quarter of 2007 as a result of the assignment of the Company’s right to purchase certain water assets to Empire Water.

Commentary

Mike Stark, the Company’s President and Chief Executive Officer stated, “The financial results we see for 2007 reflect those of a company in transition. This has been a very eventful year for the Company and one in which we have made significant strides in the area of instituting the needed business processes, broadening both our product portfolio and our geographic presence, and in establishing a professional management group for the company. I believe the Company has transitioned from its entrepreneurial phase, and is now poised to establish itself as a leading commercial water treatment services company.”

“Though we have not yet achieved the revenues we had hoped for due to revamping our sales organization and focusing on the many business processes we’ve developed internally, we have accomplished a lot this year. Highlights of some of the 2007 achievements include:

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The acquisition of MPT in September 2007. This broadened our product offering to include treatment technologies and services for small to mid-size contaminated groundwater systems. This acquisition has also expanded our focus from the municipal drinking water market to include industrial customers with other water treatment processing needs.

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In November 2007, we entered into an alliance agreement with an operating division of Rohm and Haas, which provides technology and service offerings in both the drinking water market and certain areas of the industrial market, expanding Basin Water’s technology offering to include treatment of organic contaminants in our customer’s water streams.

•

Expanded our management and technical staff who are well grounded in the water services industry and are necessary for the growth of the company. Some of the positions include our VP of Marketing, our General Counsel, process engineers, environmental health and safety manager, human resource manager, additional field service personnel and others.

•	Established operating regions across the country and hired management leadership to build our business on a national basis.

•	Enhanced our financial budgeting and reporting capabilities to support a multi-faceted and multi-geographical organization.

•	Expanded our sales and marketing staff significantly, growing from 3 in early 2007 to 12 sales and marketing individuals today. We expect to expand our sales headcount to 20 by the end of 2008”

Mr. Stark continued, “For 2008, we look forward to leveraging the tremendous technology and product offerings that we have and the professional management we have assembled. Basin’s business model of combining specialized technology with a long-term service offering, which we call “technology+services”, coupled with our performance and life-cycle cost guarantees gives me great enthusiasm for our company. I believe we have a better business model, a stronger and more extensive technical offering, a professional management team, and reside in a sizable and growing market, and I look forward to the coming year as we grow and develop the company.”

Conference Call

The Company will provide more detail regarding its financial results in a conference call and web cast to be held today, March 17, 2008, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

FINANCIAL HIGHLIGHTS – BASIN WATER, INC.

Condensed Statement of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
System sales	$3,576	$2,667	$13,477	$13,861
Contract operations	1,841	935	5,307	3,253

Total Revenues	5,417	3,602	18,784	17,114
Cost of revenues
System sales	2,538	4,321	13,790	12,161
Contract operations	2,677	1,403	7,590	4,221
Reserve for contract operations	(692)	3,724	3,551	3,724

Total Cost of Revenues	4,523	9,448	24,931	20,106

Gross profit (loss)	894	(5,846)	(6,147)	(2,992)
Research and development expense	166	152	564	634
Selling, general and administrative expense	5,200	2,744	13,685	6,827

Loss from operations	(4,472)	(8,742)	(20,396)	(10,453)
Other income (expense)	3,036	717	5,146	(714)

Loss before taxes	(1,436)	(8,025)	(15,250)	(11,167)
Income tax benefit	—	—	—	—

Net loss	$(1,436)	$(8,025)	$(15,250)	$(11,167)

Net loss per share:
Basic	$(0.07)	$(0.41)	$(0.76)	$(0.70)
Diluted	$(0.07)	$(0.41)	$(0.76)	$(0.70)

FINANCIAL HIGHLIGHTS – BASIN WATER, INC.

Condensed Balance Sheets

(unaudited and in thousands)

	December 31,	December 31,
	2007	2006
ASSETS:
Cash and cash equivalents	$35,456	$54,567
Other current assets	17,236	12,887

Total current assets	52,692	67,454

Property, plant and equipment, net	14,300	12,227
Other assets	31,220	10,371

TOTAL ASSETS	$98,212	$90,052

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$3,553	$1,562
Other current liabilities	5,381	5,928

Total current liabilities	8,934	7,490

Long-term liabilities	9,989	2,825
Stockholders’ equity	79,289	79,737

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$98,212	$90,052

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

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CONTACT:

Basin Water, Inc.

Michael M. Stark

President and Chief Executive Officer

909-481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.